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                                                                    EXHIBIT 12.1

                      METROPOLITAN LIFE INSURANCE COMPANY

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------
                                           PRO FORMA
                                           ---------
                                             1999       1999     1998     1997     1996     1995
                                           ---------   ------   ------   ------   ------   ------
                                                               (IN MILLIONS)
Income before provision for income taxes,
  discontinued operations and
  extraordinary item.....................   $1,348     $1,435   $2,087   $1,671   $1,406   $  744
Minority interests.......................      142         55       67       56       30       22
Undistributed income and losses of
  investees..............................     (322)      (322)    (114)     157      (45)    (221)
                                            ------     ------   ------   ------   ------   ------
Adjusted earnings........................    1,168      1,168    2,040    1,884    1,391      545
                                            ------     ------   ------   ------   ------   ------
Add Fixed Charges:
  Interest credited to policyholder
     account balances....................    2,441      2,441    2,711    2,878    2,868    3,143
  Interest...............................      405        405      379      453      311      285
  25.9% of rental expense................       62         62       40       46       47       48
  Charges for equity security units......       87         --       --       --       --       --
                                            ------     ------   ------   ------   ------   ------
  Total fixed charges....................    2,995      2,908    3,130    3,377    3,226    3,476
                                            ------     ------   ------   ------   ------   ------
Deduct:
  Interest capitalized...................       --         --       --       --        6        2
  Charges for equity security units......       87         --       --       --       --       --
                                            ------     ------   ------   ------   ------   ------
  Total earnings.........................   $4,076     $4,076   $5,170   $5,261   $4,611   $4,019
                                            ======     ======   ======   ======   ======   ======
Ratio of earnings to fixed charges.......     1.36       1.40     1.65     1.56     1.43     1.16
                                            ======     ======   ======   ======   ======   ======
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